EXHIBIT 99.1

                      PRESS RELEASE DATED DECEMBER 23, 2003


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GASCO
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ENERGY

NEWS RELEASE / FOR RELEASE AT 9:00 AM EST, TUESDAY, DECEMBER 23, 2003

                      GASCO ANNOUNCES RIVERBEND COMPLETIONS
                      LYTHAM FEDERAL 22-22 IPS AT 2.3MMCFD

DENVER - (PR Newswire) - December 23, 2003 - Gasco Energy, Inc. (OTC BB: GASE) today provided an interim operational update on oil and gas activities on its Riverbend Project in Utah's Uinta Basin.

LYTHAM FEDERAL 22-22 (GASCO-OPERATED: APPROXIMATELY 70% WI)
Gasco is pleased to announce that it successfully completed eight stages over a gross interval of greater than 4,700 feet in the Wasatch and Mesaverde sections. During a 24-hour test, the well had initial potential of 2.3 million cubic feet of natural gas per day (MMcfd) with initial flowing tubing pressure of 2,100 psi, utilizing a 26/64 inch choke. The well was constrained at the surface by the production equipment. Associated fluid production was 360 barrels of water, consisting almost entirely of frac fluid, and four barrels of condensate.

FEDERAL 32-31 (GASCO-OPERATED: APPROXIMATELY 80% WI)
All Mesaverde and Wasatch pay in the Federal 32-21 has been fully completed. Initial production for the well during the first 24 hours was approximately 1.26 MMcfd. The well is now flowing gas to sales and is notable because it is one of the lowest-cost completions performed by Gasco in the Uinta Basin.

Using  the  Schlumberger   proprietary  PowerSTIM*  well  optimization  service,
Schlumberger and Gasco personnel collaborated to evaluate the reservoir and design cost-efficient, high productivity completions for these two wells.

Commenting on the successful implementation of the PowerSTIM process, Gary Kolstad, Schlumberger Vice President for US Land said, "This is another example of a successful PowerSTIM implementation in tight gas reservoirs. PowerSTIM integrates the technical and economic considerations of the reservoir and delivers exemplary results for our Clients."

The Lytham 22-22 and the Federal 32-31 are the first two wells completed by Gasco using Schlumberger's technique to complete all available wellbore net pay in one completion process. Schlumberger has been successful in applying this technique in several other fields and basins.

MANAGEMENT COMMENTS
Commenting on Uinta Basin operations, Gasco CEO and President, Mark Erickson said: "The Lytham Federal 22-22 appears to be a commercial success. While we are excited about the early results, we are monitoring its progress and are working to resolve the surface constraints that can come with wells that IP at much higher rates than anticipated. The bigger lesson to be taken from the Lytham 22-22 is that engineering and completions techniques are so vital to a successful well in these tight gas sands. We are pleased to be working with Schlumberger's talented team. They are bringing a whole new thought process to Uinta completion design. We admire their progressive ideas and focus on lowering per-unit development costs and will work together to improve cost savings and initial production rates for the wells drilled in the 2004 program. It is good timing to have additional gas flowing to sales. Gasco is unhedged and is benefiting from seasonally constricted Rocky Mountain price differentials. Our average wellhead price for December through today is ranging between $5.25 and $6.00 Mcfe."


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ABOUT GASCO ENERGY

Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit WWW.GASCOENERGY.COM.

FORWARD-LOOKING STATEMENTS

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254

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